                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                    FORM 8-K
                                 CURRENT REPORT
     Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934
     ------------------------------------------------------------------------




                         Date of Report: March 31, 1999

                     First Merchants Acceptance Corporation
                    -----------------------------------------
             (Exact name of registrant as specified in its charter)


    Delaware                    0-24686                  36-3759045
    ----------              ---------------           -----------------
(State of incorporation       (Commission             (IRS Employer of
 or other jurisdiction)       File Number)           Identification No.)




                 303 W. Erie, Suite 410, Chicago, Illinois 60610
        -----------------------------------------------------------------
                    (Address of principal executive offices)
                                   (Zip Code)




                                 (312) 397-3100
                                 ---------------
                         (Registrants telephone number)

FIRST MERCHANTS ACCEPTANCE CORPORATION
(REORGANIZED)
CONSOLIDATED STATEMENT OF DEFICIENCY IN NET ASSETS AVAILABLE IN LIQUIDATION (LIQUIDATION BASIS)



Dollars and amounts in thousands                                                As of December 31,
                                                                             -----------------------
                                                                               1998           1997
                                                                               ----           ----
ASSETS
Cash                                                                         $    184       $    284
Finance receivables, net of allowance
  for credit losses of $6,438 and $12,289, respectively                        26,777         68,106
Residuals in finance receivables sold                                           6,405         16,440
Investments held in trust                                                      29,149         20,550
Due from trusts                                                                   ---          2,279
Income tax refunds receivable                                                   3,020         12,170
Repossessed collateral                                                            402          1,288
Property and equipment, held for sale                                             ---            625
UDC Warrants                                                                      116            ---
Other assets                                                                      ---            434
                                                                             --------       --------
Total assets                                                                   66,053        122,176
                                                                             --------       --------
LIABILITIES
Debtor-in-possession financing                                                 11,678         10,318
Secured borrowings under working capital line of credit                           ---            554
Notes payable - securitized pools                                              20,403         60,291
Obligation due under secured claim recovery amount                              4,928          9,410
Obligations due under Excess Collections Split Agreement
  and Modified UDC Fee                                                          7,082          9,553
Accounts payable - pre petition                                                   ---          1,046
Accounts payable and accrued expenses - post petition                             678          3,935
New debt of reorganized company                                                44,000         44,000
                                                                             --------       --------
Total liabilities                                                              88,769        139,107
                                                                             --------       --------
    Deficiency in net assets available in liquidation                        $(22,716)      $(16,931)
                                                                             ========       ========


See accompanying notes to consolidated financial statements.

FIRST MERCHANTS ACCEPTANCE CORPORATION
(REORGANIZED)
CONSOLIDATED STATEMENT OF CHANGES IN DEFICIENCY IN NET ASSETS
AVAILABLE IN LIQUIDATION
(LIQUIDATION BASIS)

Dollars in thousands

Stockholders' Deficit
  at December 31, 1997 (date liquidation basis of
  accounting was adopted)                                                          $(46,114)

Effect of adoption of liquidation basis of
  accounting, debt discharged upon confirmation
  of the Plan of Reorganization                                                      29,183
                                                                                   --------
Deficiency in net assets available in liquidation
  at December 31, 1997                                                              (16,931)

Changes in components in net deficiency in net, assets in liquidation for the year ended December 31, 1998
  Interest income - finance receivable                                             10,934
  Other portfolio income                                                            2,083
  Servicing fees                                                                    3,413
  Interest expense                                                                 (4,236)
  Employee compensation and related costs                                          (2,991)
  Other operating expenses                                                        (12,003)
  Changes in estimates (see Note 15)                                               (2,985)
                                                                                 --------
    Net change in deficiency in net assets in liquidation                          (5,785)
                                                                                 --------
Deficiency in net assets available in liquidation at
  December 31, 1998                                                              $(22,716)
                                                                                 ========

Changes in components increase (decrease) of the net deficiency in liquidation for the year ended December 31, 1998
  Cash                                                                           $   (100)
  Finance receivables, net                                                        (39,520)
  Residuals in finance receivables sold, net                                       (2,415)
  Investments held in trusts                                                        8,599
  Due from trusts                                                                  (2,279)
  Income tax refund receivable                                                     (9,150)
  Repossessed collateral                                                             (886)
  Other assets                                                                       (434)
  Secured borrowings and DIP Facility, net                                           (806)
  Notes payable - securitized pools                                                39,888
  Accounts payable - pre-petition                                                   1,046
  Accounts payable and accrued expenses post-petition                               3,257
  Net change in assets or liabilities due to change
    in estimates (see Note 15)                                                     (2,985)
                                                                                 --------
    Net change in deficiency in net assets in liquidation                        $ (5,785)
                                                                                 ========

See accompanying notes to consolidated financial statements.

FIRST MERCHANTS ACCEPTANCE CORPORATION
(DEBTOR-IN-POSSESSION)
CONSOLIDATED STATEMENT OF OPERATIONS
(GOING CONCERN BASIS)
FOR THE YEAR ENDED DECEMBER 31, 1997
Dollars and amounts in thousands except per share data

Revenues
Interest income - finance receivables                                              $ 37,098
Other portfolio income                                                                1,395
Loss on sale of finance receivables                                                  (6,892)
Servicing fees                                                                       14,311
                                                                                   --------
     Total revenues                                                                  45,912
                                                                                   --------
Expenses
Interest expense                                                                     20,920
Provision for credit losses                                                          11,451
Operating expenses:
    Employee compensation and related costs                                          24,110
    Other operating expenses                                                         20,167
                                                                                   --------
     Total expenses                                                                  76,648
                                                                                   --------
(Loss) before reorganization expenses                                               (30,736)

Reorganization expenses                                                              31,603
                                                                                   --------
     Net (loss)                                                                    $(62,339)
                                                                                   ========
Basic (loss)per share                                                              $  (9.67)

Diluted (loss) per share                                                              (9.67)

Weighted average number of common shares                                              6,448



Effective December 31, 1997, the Company changed to the liquidation basis of accounting as explained in Note 2. Therefore, this presentation format is no longer applicable. The effect of adopting the liquidation basis of accounting is reported in the consolidated statement of changes in deficiency in net assets available in liquidation.

See accompanying notes to consolidated financial statements.

FIRST MERCHANTS ACCEPTANCE CORPORATION
(DEBTOR-IN-POSSESSION)
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)
(GOING CONCERN BASIS)
FOR THE YEAR ENDED DECEMBER 31, 1997 Dollars and amounts in thousands except per share data


                                                               Additional
                                                 Common          Paid-in           Treasury         Retained            Equity
                                                 Stock           Capital            Stock           (Deficit)         (Deficit)
Balance December 31, 1996                       $    65          $75,040           $     --        $  (57,050)        $  18,055

Purchase of 134 shares of common stock               --               --            (1,830)                --            (1,830)
Net loss                                             --               --                --            (62,339)          (62,339)
                                                -------          -------           -------         ----------         ---------
Balance December 31, 1997                       $    65          $75,040           $(1,830)        $ (119,389)        $ (46,114)
                                                =======          =======           =======         ==========         =========


Effective December 31, 1997, the Company changed to the liquidation basis of accounting as explained in Note 2. Therefore, this presentation format is no longer applicable. The effect of adopting the liquidation basis of accounting is reported in the consolidated statement of changes in deficiency in net assets available in liquidation.


See accompanying notes to consolidated financial statements.

FIRST MERCHANTS ACCEPTANCE CORPORATION
(DEBTOR-IN POSSESSION)
CONSOLIDATED STATEMENT OF CASH FLOWS
(GOING CONCERN BASIS)
FOR THE YEAR ENDED DECEMBER 31, 1997
Dollars in thousands


Cash Flows From Operating Activities
Net (loss)                                                                        $(62,339)
Adjustments to reconcile net (loss) to net
 cash provided by operating activities:
 Provision for credit losses                                                        11,452
   Loss on sale of finance receivables                                               6,892
  Depreciation                                                                       2,183
  Amortization of debt issuance costs                                                  347
  Amortization of securitization discount                                               19
  (Increase) decrease in:
    Accrued interest income and deferred revenue                                     3,237
      Due from trusts                                                               (1,241)
      Other assets                                                                   2,062
      Income taxes receivable                                                       (1,354)
    Increase (decrease) in:
    Accounts payable and accrued expenses                                          (11,161)
    Obligation due under secured claim recovery
      amount                                                                         9,410
  Reorganization items:
    Obligation due under Excess Collections Split
      Agreement and Modified UDC Fee obligation                                      9,553
    Impairment of property and equipment                                             8,907
    Provision for rejected executory contracts
      and real property leases                                                       3,798
    Employee retention program                                                       3,131
    Professional fees and other                                                      3,076
    Write-off of pre-petition debt issuance costs                                    2,018
    Loss on sale of finance receivables                                              1,120
  Purchases of finance receivables held for sale                                  (224,933)
  Proceeds from sales of finance receivables
    held for sale                                                                  279,182
                                                                                  --------
Net cash flows provided by operating activities                                     45,359
                                                                                  --------
Cash Flows From Investing Activities
Principal payments on finance receivables, net                                      67,552
 Increase in investments held in trust, net                                         (1,299)
Residuals in finance receivables sold, net                                          (9,572)
Purchases of property and equipment                                                 (6,058)
Proceeds from sales of property and equipment                                        1,013
                                                                                   --------
    Net cash flows provided by investing activities                                 51,636
                                                                                   --------

FIRST MERCHANTS ACCEPTANCE CORPORATION
(DEBTOR-IN-POSSESSION)
CONSOLIDATED STATEMENT OF CASH FLOWS - CONTINUED
(GOING CONCERN BASIS)

FOR THE YEAR ENDED DECEMBER 31, 1997
Dollars in thousands



Cash Flows From Financing Activities
Purchase of treasury stock                                                            (1,830)
Repayment of notes payable - securitized pools                                       (73,437)
Increase in debtor-in-process financing, net                                          10,318
Increase in secured borrowings under
 working capital line of credit, net                                                     554
Net borrowings (payments) under
 senior revolving credit facility                                                    (33,300)
                                                                                    --------
Net cash flows (used in) financing activities                                        (97,695)
                                                                                    --------
Net (decrease) in cash                                                                  (700)

Cash balance beginning of year                                                           984
                                                                                    --------
Cash balance end of year                                                            $    284
                                                                                    ========

Effective December 31, 1997, the Company changed to the liquidation basis of accounting as explained in Note 2. Therefore, this presentation format is no longer applicable. The effect of adopting the liquidation basis of accounting is reported in the consolidated statement of changes in deficiency in net assets available in liquidation.


See accompanying notes to consolidated financial statements.

FIRST MERCHANTS ACCEPTANCE CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 -- BANKRUPTCY PROCEEDINGS

First Merchants Acceptance Corporation (the "Company") was a specialty consumer finance company engaged in financing the purchase of automobiles through the acquisition of dealer-originated retail installment contracts ("finance contracts") collateralized by the underlying automobiles.

The Company's acquisition of finance contracts was principally funded by a senior revolving credit facility (the "Senior Revolving Credit Facility") with a nine-member bank group (the "Bank Group") and by a series of securitization transactions (the "Securitized Pools"). The Senior Revolving Credit Facility was secured by certain finance contracts (the "Owned Contracts") pledged to the Bank Group. The securitization transactions were secured by certain finance contracts pledged to the securitization trusts. In 1995 and 1996, the Company issued subordinated debt (the "1995 Notes" and "1996 Notes") which were unsecured obligations.

In 1996, the Company experienced substantial delinquencies and losses with respect to its portfolio of finance contracts. Certain members of the Company's senior management made unauthorized entries in the Company's accounting records in an effort to conceal delinquencies and credit losses and their corresponding effects on the Company's financial statements. Because of the accounting irregularities, the Company was out of compliance with certain representations and covenants under its financing arrangements and securitization agreements. Although all payments due under such financing arrangements had been made on a timely basis, an event of default existed with respect to the Senior Revolving Credit Facility which by its terms, expired on June 30, 1997. The Company and the Bank Group attempted to negotiate various workout and forbearance agreements but, as of the maturity date of the Senior Revolving Credit Facility, no agreement was reached. In early July 1997, the Bank Group refused to honor the Company's checks. On July 11, 1997, the Company filed a voluntary petition (the "Chapter 11 Petition") for reorganization under Chapter 11 of the United States Bankruptcy Code (the "Chapter 11 Proceeding") in the District of Delaware (the "Bankruptcy Court").

After filing the Chapter 11 Petition, the Company managed its business as a "debtor-in-possession" subject to the supervision and control of the Bankruptcy Court. As the Company's assets were pledged to secure obligations to its lenders, the Company, as the servicer of the Owned Contracts and Securitized Pools, was required to remit all cash collections received on the loan pools to its lenders or to the securitization trusts. Because of a lack of available funding, the Company had discontinued its purchases of finance contracts and implemented a number of cost saving measures including the closure of its origination branch offices and the reduction of its workforce.

First Merchants Residential Credit Corporation ("FMRCC"), a subsidiary of the Company established for the purpose of originating home mortgage loans, filed a Chapter 11 Petition on September 9, 1997. Its primary assets were sold at auction on September 22, 1997 resulting in a loss of approximately $385,000.

DIP FACILITY

At the commencement of the Company's Chapter 11 Proceeding, the Ugly Duckling Corporation ("UDC") agreed to provide up to $10 million of "debtor-in-possession" financing (the "DIP Facility"). Borrowings under the DIP Facility originally were to mature on February 28, 1998 and accrue interest at the rate of 12% per annum. The DIP Facility was secured by super priority administrative expense claims and liens, subject to existing liens, on all of the Company's assets then existing or thereafter acquired. The DIP Facility was subsequently amended (i) to provide for additional advances to pay administrative and post-plan confirmation operating expenses of the Company, provided that total advances under the DIP Facility could not exceed $21.5 million, (ii) to provide for payment of certain fees of the lender, (iii) to reduce the interest rate on borrowings outstanding under the DIP Facility to a non-default rate of 10% per annum from and after the Effective Date of the confirmed Chapter 11 Plan; and
(iv) to extend the maturity date of the DIP Facility to December 31, 2000.

The first $10 million of tax refunds is to be used to pay down the DIP Facility and permanently reduce the availability under the DIP Facility. (As of December 31, 1998, $9.2 million of tax refunds has been used to pay down the DIP Facility). The DIP Facility will also be paid down from the Company's retained rights in the excess cash flow (the "B Pieces") which are included as investments held in trust, residuals in finance receivables sold and finance receivables on the financial statements after the securitization debt and related obligations are paid, and after payment of the Secured Claim Recovery Amount (defined below). Payments made from other sources will not permanently reduce the amount of the DIP Facility.

The increase in the DIP Facility to $21.5 million was agreed to in exchange for an agreement by the parties involved to assign to UDC for collection the receivables in the Securitized Pools that were charged off prior to February 28, 1998. Pursuant to such agreement, UDC was entitled to retain 27.5% out of every dollar collected on the charged off receivables. The remaining 72.5% out of every dollar collected was accumulated in an interest bearing escrow account ("Charge-off Receivable Funds").

When the aggregate of the spread accounts in the Securitized Pools reached a certain coverage point, all monies in the Charge-off Receivable Funds were released from the escrow account in July 1998. The total amount released was approximately $1,124,000 and was computed based on one percent of the face amount of all receivables in the Securitized Pools charged off prior to or on November 30, 1997 and two percent of the face amount of all receivables in the Securitized Pools charged off from December 1, 1997 to and including February 28, 1998. The monies were released back to the applicable pool and will be available for distribution in accordance with the Excess Collection Split (defined below) and applicable spread account agreement. Any additional collections with respect to charged off receivables relating to a Securitized Pool that has reached the coverage point is to be retained by UDC. The $1,124,000 released was recorded as recoveries in each applicable pool.

Receivable Funds escrow account in settlement of the Purchase Price and was recorded as recoveries in each applicable securitized pool.

SALE OF OWNED CONTRACTS

The Senior Revolving Credit Facility was originally secured by (i) the Owned Contracts, (ii) all personal property of the Company, (iii) accounts receivable including tax refunds, contract rights and other intangibles; and (iv) the common stock of First Merchants Auto Receivables Corporation (collectively, the "Collateral").

During the bankruptcy proceedings, UDC purchased 78% of the debt outstanding under the Company's Senior Revolving Credit Facility. The debt was purchased from seven members of the Company's original nine-member bank group for approximately $69 million, which represented a discount of 10% of the outstanding principal amount of such debt.

In December 1997, UDC purchased the remaining 22% of the debt outstanding under the Company's Senior Revolving Credit Facility.

On December 15, 1997, the agent (the "Agent") for the holders of the Senior Revolving Credit Facility, credit bid the entire amount of the Owned Contracts (collectively, the "Credit Bid Purchase Price"), and the Bankruptcy Court approved the proposed purchase subject to the execution by the Company of appropriate transfer documents.

On December 18, 1997, the Company executed the necessary transfer documents assigning the Owned Contracts to the Agent (the "Transfer"), and the Agent then sold the Owned Contracts to a third party purchaser (the "Contract Purchaser"). Concurrently with the Transfer, the Agent released the lien of the Bank Group on the Collateral, allowing the Company to retain all assets constituting any part of the Collateral other than the Owned Contracts (the "Retained Assets"), including but not limited to uncollected state and federal income tax refunds for 1996 and prior years (the "Tax Refunds"), certain receivables and related vehicles pledged to a working capital loan (the "Working Capital Collateral"), and Company furniture, fixtures, equipment, general intangibles, and causes of action.

In consideration for the Bank Group's release of its liens on the Retained Assets, the Company subsequently (a) guaranteed on a nonrecourse basis full and timely payment to the Agent and UDC of any shortfall between (i) the Credit Bid Purchase Price of the Owned Contracts plus interest thereon at the rate of 11% per annum from December 15, 1997, plus an additional charge for servicing the Owned Contracts (the "Owned Contracts Servicing Fee"), and (ii) collections and proceeds of the Owned Contracts (collectively, the "Secured Claim Recovery Amount"), and (b) granted a lien on the stock of First Merchants Auto Receivables Corporation ("FMARC") and First Merchants Auto Receivables Corporation II ("FMARC II") to secure that guarantee. In the event that the Owned Contracts are not being serviced by UDC, (or an affiliate or assignee) (an "Owned Loan Servicing Change"), the Secured Claim Recovery Amount will be limited to $10 million. For the year ended December 31, 1997, the Company recorded a loss on disposition on the Owned Contracts of $1.1 million which included the establishment of a liability for the Secured Claim Recovery Amount of approximately $9.4 million. For the year ended December 31, 1998, the Secured Claim Recovery Amount has been adjusted to approximately $4.9 million, primarily due to changes in the projected charge-offs and cash flows. Any recovery on the Owned Contracts in excess of the Secured Claim Recovery Amount will be shared with UDC on the same basis as the Excess Collections Split (defined below).

The Company entered into a Servicing Agreement dated December 18, 1997 (the "Owned Contracts Servicing Agreement") between UDC and the Contract Purchaser, pursuant to which the Owned Contracts would be serviced by UDC in the event that the Company ceased to service the Owned Contracts. UDC began servicing the Owned Contracts on April 1, 1998. As of April 1, 1998, the Company also entered into amendments with UDC and other parties thereto, to the existing Pooling and Servicing Agreements and Sale and Servicing Agreements that currently govern servicing of the receivables in the Securitized Pool of the Company, which amendments provide for UDC to service such Securitized Pool. UDC began servicing these receivables on April 1, 1998. Under these agreements, UDC will receive a servicing fee of the greater of (i) 3.25% per annum of the aggregate outstanding principal balance of receivables portfolio or (ii) $15 per receivable per month, plus, in either case, reimbursement of certain costs and expenses. For the year ended December 31, 1998, UDC has been paid approximately $10.0 million in servicing fees for the servicing of the Securitized Pools.

The Company will pay UDC on a nonrecourse basis a fee of $450,000 payable prior to any payments pursuant to the Excess Collections Split (defined below) solely from collections of the B Pieces and secured by a pledge of the stock of FMARC and FMARC II, subordinate only to the DIP Facility, the Secured Claim Recovery Amount and prior pledges of the FMARC II stock (the "Modified UDC Fee").

CHAPTER 11 PLAN

The Company, UDC and the Official Committee of Unsecured Creditors (the "Committee") developed a consensual Chapter 11 plan (the "Plan") which was filed with the Bankruptcy Court on December 12, 1997. Various amendments were made to the Plan and on March 16, 1998 the Bankruptcy Court entered an order confirming the Plan, which became effective on March 31, 1998. Under the terms of the Plan, UDC acquired the Company's property and equipment related to the Company's loan servicing operations and replaced the Company as the servicer of the Owned Contracts and Securitization Contracts.

Under the Plan, the reorganized Company is overseeing the liquidation, sale and/or collection of all remaining assets of the reorganized Company and is overseeing the disbursements to claimants contemplated by the Plan. All cash received by the reorganized Company (from B Piece collections and other sources) will be disbursed to the various classes of claimants set forth in the Plan as described in the Company's Disclosure Statement. After payment in full of the Secured Claim Recovery Amount, the DIP Facility, the Modified UDC Fee, and certain other amounts, any further distributions from the B Pieces will be shared between the Company on the basis of 82 1/2% for the benefit of the Company, for distribution to its claimants in accordance with the Plan, and 17 1/2% for the benefit of UDC (the "Excess Collections Split").

In the event that an Owned Loan Servicing Change occurs, the Excess Collections Split will change to 85% for the benefit of the Company and 15% to UDC with respect to the B Pieces and, subject to certain adjustments, 100% for the benefit of the Company and 0% to UDC with respect to the Owned Contracts. UDC will not be entitled to receive any share of the Excess Collections Split relating to a Securitized Pool for any period during which it is not acting as servicer for such securitization. At December 31, 1997, the Company recorded obligations due under the Excess Collections Split and Modified UDC Fee of approximately $9.5 million. As of December 31, 1998, management has adjusted its estimate to $7.1 million, primarily due to changes in estimated charge-offs and projected cash flows. The reorganized Company is expected to conclude its responsibilities and dissolve as a corporation on or before March 31, 2003.

As a result of the Plan, the reorganized Company issued $44 million of debt (the "New Debt"), with interest to be accrued at a quarterly compounded rate of 5.47% per annum, which has been allocated among the Company's subordinated debt holders plus all other unsecured and trade creditors, in satisfaction of their allowed claims. The Company will rely upon its portion of the collections on the B Pieces for liquidity to meet Plan obligations. The Company estimates the future cash flows associated with the B pieces, however, there can be no assurance that such projections will ultimately be realized, and any failure to realize the projected level of collections will affect future distributions to allowed claimants. Based on estimated cash flow projections, the Company believes there will not be sufficient funds to pay the full amount of the principal of the New Debt and any interest which might accrue. As of December 31, 1998, management projects that future net cash flows available to repay principal of the New Debt will be approximately $29.2 million which includes management's estimate of future operating expenses of approximately $4.1 million. Due to this shortfall, no interest has been accrued since issuance of the notes. If interest had been accrued, the amount would be approximately $1.8 million.

The existing common stock of the Company was canceled and common shares of the reorganized Company (the "New Equity") are being allocated among the Company's subordinated debt holders plus all other unsecured and trade creditors as provided in the Plan. Warrants to purchase 325,000 shares of common stock in UDC were issued to the reorganized Company as consideration for the property and equipment acquired by UDC. The Company's pre-confirmation common shareholders and members of the class action (see Note 11) who shall be deemed to hold three million pre-confirmation shares as set forth in section 11 of the confirmation order, may receive any benefit of 32,500 of these warrants. They do not have any other rights under the Plan. The remaining UDC warrants are being retained by the Company for the benefit of the subordinated debt holders and all other unsecured and trade creditors. (See Note 9).

The UDC warrants issued upon the Plan confirmation were valued at $625,000 and property and equipment was treated as sold. As of December 31, 1998, the value of the warrants was adjusted to approximately $116,000 based on the Black-Scholes model.

ADDITIONAL MATTERS

At its option, UDC may distribute up to 5,000,000 shares of Common Stock of UDC (the "Stock Option Shares") to the Company or directly to the unsecured creditors of the Company, in lieu of the Company's right to receive all or a portion of distributions under the Excess Collections Split in cash (the "Stock Option"). If UDC decides to exercise this one time Stock Option, UDC must give the Company at least 15 days advance written notice (the "Option Notice") of the date on which UDC will exercise the Stock Option (the "Exercise Date") and the number of Stock Option Shares that UDC will issue on the Exercise Date.

On the Exercise Date, the aggregate value of the distribution shall be determined by multiplying the Stock Option Shares by 98% of the average of the closing prices for the previous 10 trading days of UDC Common Stock (the "Stock Option Value"). After issuance and delivery of the Stock Option Shares, UDC will be entitled to receive the Company's share of cash distributions under the Excess Collections Split from and after the Exercise Date until UDC has received distributions equal to the Stock Option Value. This would be in addition to UDC's right to receive its share under the Excess Collections Split. Once UDC has received cash distributions equal to the Stock Option Value, the Company will retain the remaining portion of its share of cash distributions under the Excess Collections Split, if any, in excess of the Stock Option Value. UDC will not be entitled to exercise the Stock Option unless (i) the value of its Common Stock on the Exercise Date and the closing price for its Common Stock on each day during the previous ten trading days shall be at least $8.00 per share, (ii) UDC shall have caused the Stock Option Shares to be registered under the Securities Act of 1933; and (iii) UDC shall not have purchased any of its Common Stock or announced any stock repurchase programs from and after the delivery of the Option Notice through the Exercise Date. UDC has registered the Stock Option Shares under the Securities Act of 1933, and will be required to maintain such registration in order to meet the above condition.

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The Company filed for protection under Chapter 11 of the United States Bankruptcy Code in the District of Delaware on July 11, 1997 and operated as a debtor-in-possession under Chapter 11, subject to the supervision of the Bankruptcy Court, during the remainder of 1997.

Under Chapter 11, pre-petition claims against a debtor are stayed while the debtor remains in Chapter 11. In connection with these claims, the Bankruptcy Court established a process for filing proof of claims. Under the Bankruptcy Code, all claims were stayed against the Company during the Bankruptcy Case. As of March 31, 1999, all claims have been processed (other than one reserve for indemnity claims which is still pending) either having been paid or having been issued New Debt.

While operating during the Chapter 11 Proceedings, the Company was stayed from paying interest except on certain debts as authorized by the Bankruptcy Court. During the time the Company was operating under the Bankruptcy Proceedings, it only reported interest expense to the extent that such interest was paid at the direction of the Bankruptcy Court. The amount of interest which was not accrued as a result of the Chapter 11 Proceeding amounted to $3,050,000 for the year ended December 31, 1997 and $848,000 for the three months ended March 31, 1998, the date of the Plan confirmation.

On December 12, 1997, the Company, UDC and the Committee signed an agreement to support the proposed Plan. Based upon this agreement, which committed the Company and the other significant parties to the Plan, the liquidation of the Company appeared imminent. Accordingly, the Company changed its basis of accounting, effective December 31, 1997, from a going concern basis to a liquidation basis in accordance with generally accepted accounting principles. Consequently, at December 31, 1997 and thereafter, assets are presented at net realizable values and liabilities are presented at their estimated settlement amounts.

The Plan became effective on March 31, 1998, before the issuance of the December 31, 1997 consolidated financial statements. This subsequent event allowed for the adjustment of the liabilities subject to compromise at December 31, 1997 to the amounts confirmed by the Bankruptcy Court as follows (in thousands):


                                                                    Before        Confirmed
                                                              Confirmation           Amount

    Accounts payable - pre-petition                               $ 7,617           $ 1,046
    Interest payable                                                  487                 -
    Subordinated reset notes, net                                  66,125                 -
    New debt of reorganized company                                    --            44,000
                                                                  -------           -------
    Total                                                         $74,229           $45,046
                                                                  =======           =======

The discharge of debt of approximately $29.2 million is included in the consolidated statement of changes in deficiency in net assets available in liquidation at December 31, 1997, as the effect of adopting the liquidation basis of accounting. After confirmation, accounts payable - pre-petition consists of certain contract and lease cure costs and convenience class payments under the Plan (see Note 14).

BANKRUPTCY REMOTE ENTITIES

First Merchants Auto Receivables Corporation (FMARC) and First Merchants Auto Receivables Corporation II (FMARC II) (collectively referred to as "Securitization Subsidiaries"), are the Company's wholly owned special purpose "bankruptcy remote entities." The Company's 1995-A and 1996-A securitizations were accounted for as financing transactions. Their assets, included in Net Finance Receivables, Residuals in Finance Receivables Sold, Investments Held in Trust, and Repossessed Collateral, in the amount of approximately $61.9 million and $104.1 million, at December 31, 1998 and 1997, respectively, as well as the assets of FMARC and FMARC II, would not be available to satisfy claims of creditors of the Company on a consolidated basis, until the related securitization obligations, and notes payable-securitized pools are paid in full.

USE OF ESTIMATES IN PREPARATION OF CONSOLIDATED FINANCIAL STATEMENTS

The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the consolidated financial statements, as well as the reported amounts of income and expenses during the reported periods. Actual results could differ from those estimates. Significant estimates include the determination of the allowance for credit losses, the determination of the obligations due under the Secured Claim Recovery Amount, obligations due under the Excess Collections Split, the computation of the gain/loss on sale of finance receivables, the valuation or impairment of residuals in finance receivables sold, and the UDC warrants. The valuation of the deficiency in net assets available in liquidation is based upon management's best estimates of their value at the time of the valuation. Such values could differ substantially from amounts ultimately realized in the future as the Company performs under its Plan.

CONSOLIDATION

The consolidated financial statements include accounts of the Company and its wholly owned subsidiaries. All significant intercompany accounts have been eliminated in consolidation.

REVENUE RECOGNITION

Finance receivables consist of both precomputed and simple interest finance contracts, which require payment of a fixed monthly amount over a specific term. For precomputed finance receivables, the difference between the total amount of contractual payments and the principal amount financed represents unearned finance charges. Unearned finance charges are amortized and recorded as interest income using the interest method over the terms and at the interest rates stated in the underlying finance contracts.

Simple interest loan contracts are written at the principal amount advanced to the borrower and bear interest computed on the unpaid balance. When an account becomes 61 or more days past due, income recognition is suspended until the contractual aging is restored to a current status.

Servicing income is recognized when earned, servicing costs are charged to expense as incurred. The Company discontinued servicing operations April 1, 1998.

Other operating income, which includes customer late charges and extension fees, is recognized when collected.

FINANCE RECEIVABLES AND ALLOWANCE FOR CREDIT LOSSES

Finance receivables that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at their outstanding unpaid principal balances reduced by an allowance for credit losses.

Under the going concern basis of accounting, the allowance for credit losses is maintained by direct charges to operations and under the liquidation basis of accounting is maintained by charges to Changes in Deficiency in Net Assets in Liquidation in amounts that are intended to provide adequate reserves on the Company's finance receivables portfolio to absorb potential credit losses.

Management uses a static pool methodology to evaluate the adequacy of the allowance for credit losses, as well as its credit loss experience and delinquency trends on a pool by pool basis.

RESIDUALS IN FINANCE RECEIVABLES SOLD AND GAIN ON SALE OF LOANS

In 1996, the Company initiated a securitization program under which it sold (securitized), on a nonrecourse basis, finance receivables to third parties which used the finance receivables to create asset backed securities ("A certificates") which were remitted to the Company in consideration for the sale. The Company then sold senior certificates to third party investors and, in some cases, retained subordinated certificates ("B certificates"). In consideration of such sale, the Company received cash proceeds from the sale of certificates collateralizing the finance receivables and the right to future cash flows under the subordinated certificates (residuals in finance receivables sold, or residual) arising from those receivables, to the extent not required to make payments on the A certificates sold to a third party or to pay associated costs.

Residuals in finance receivables (interest-only strip) resulted from the sale of finance receivables on which the Company retained servicing rights and the excess cash flows on the A certificates, including any excess cash flows on the B certificates. The interest-only strip residual was determined by computing the difference between the weighted average yield of the finance receivables sold and the yield to the certificate purchasers, adjusted for the servicing fee based on the agreements between the Company and the investor and further adjusted for anticipated prepayments, repossessions, liquidations, and charge-offs.

Gains or losses were determined based upon the difference between the sales proceeds for the portion of finance receivables sold and the Company's recorded investment in the finance receivables sold. The Company allocated the recorded investment in the finance receivables between the portion retained based on the relative fair values on the date of sale.

Under the going concern basis of accounting, to the extent that actual cash flows on a securitization were below original estimates and differed materially from the original securitization assumptions, and in the opinion of management if those differences appear to be other than temporary in nature, the Company's residual was adjusted, with corresponding charges against income in the period in which the adjustment was made.

Under the liquidation basis of reporting, the Company will periodically review its assumptions used in estimating future cash flows and adjust the carrying value of residuals in finance receivables sold to net realizable value, with the amount of the adjustment recorded in the change in deficiency in net assets available in liquidation for the period the change in estimate is determined. Such evaluations are performed in aggregate for all securitizations due to the securitizations being cross collateralized.

REPOSSESSED COLLATERAL

The Company commences repossession procedures against the underlying collateral when it determines the collection efforts are likely to be unsuccessful. Repossession generally occurs before a borrower misses more than three consecutive monthly payments. When collateral is repossessed for finance receivables owned or finance receivables held in bankruptcy remote entities, the net amount due under the finance receivable is reduced to the estimated fair value of the collateral, less the cost of disposition, and the reduction is recorded as a charge-off. Charge-offs related to repossessions for finance receivables serviced but not owned or held in bankruptcy remote entities, are recorded when the Company disposes of the repossessed collateral.

PROPERTY AND EQUIPMENT

Property and equipment was stated at original cost less accumulated depreciation and amortization. Depreciation and amortization was computed on the straight-line method over the estimated useful lives of the related assets, generally ranging from 2 to 7 years. The Company capitalized all direct external costs associated with the development of software for internal use. During 1997, as a result of the bankruptcy proceedings and the absence of available financing, the Company determined that an impairment of the carrying value of these assets was necessary. At December 31, 1997, property and equipment are stated at net realizable amounts based upon the value of the UDC warrants that the Company received at March 31, 1998 in exchange for its property and equipment.

INCOME TAXES

The Company recognized deferred tax assets and liabilities based on differences between the consolidated financial statements and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities was recognized in the period in which the enactment is effective. Valuation allowances are established to reduce deferred tax to the amount expected to be realized.

STOCK BASED COMPENSATION

Compensation costs associated with the Company's stock option and employee stock purchase plans were recognized based upon the intrinsic value of such benefits. Under the intrinsic value-based method, compensation cost was the excess, if any, of the quoted market price of the stock at grant date or other measurement date over the amount an employee must pay to acquire the stock.

INCOME (LOSS) PER SHARE

In 1997, the Company adopted SFAS No. 128, "Earnings per Share," which replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Under the liquidation basis of accounting, no income
(loss) per share amounts are presented.

NOTE 3 --NET FINANCE RECEIVABLES AND ALLOWANCE FOR CREDIT LOSSES

Net finance receivable balances consisted of the following at December 31, 1998 and 1997 (in thousands):

                                                                           1998               1997
                                                                           ----               ----
    Precomputed interest receivables, net                                 26,177             $64,641
    Simple interest receivables                                            7,038              15,754
                                                                          ------             -------
    Total finance receivables                                             33,215             $80,395
    Allowance for credit losses                                           (6,438)            (12,289)
                                                                          ------             -------
    Net finance receivables                                               26,777             $68,106
                                                                          ======             =======


Activity in the allowance for credit losses consisted of the following for the years ended December 31, 1998 and 1997 (in thousands):


                                                            1998               1997

    Balance, beginning of year                            $ 12,289           $ 63,281
    Provision or increase for credit losses                  1,809             11,452
    Charge-offs, net                                       ( 7,660)           (36,587)
    Allowance relating to loans sold                            --            (25,857)
                                                          --------           --------
    Balance, end of year                                  $  6,438           $ 12,289
                                                          ========           ========

Net charge-offs consisted of the following for the years ended December 31, 1998 and 1997 (in thousands):

    Charge-offs - allowance for credit losses             $  9,829           $ 43,318
    Recoveries - allowance for credit losses               ( 2,169)            (6,731)
                                                          --------           --------
    Total net charge-offs                                 $  7,660           $ 36,587
                                                          ========           ========


Precomputed interest receivables are shown net of unearned finance charges of $4,422,000 and $16,518,000 at December 31, 1998 and 1997, respectively.

Finance contracts generally have original terms of 18 to 60 months. The primary concentration of credit risk relates to lending to borrowers who cannot obtain traditional financing and the borrowers' ability to honor their contracts may be dependent upon the economic condition for a particular geographic region. The borrowers under the finance contracts are not concentrated in any specific geographic region.

Net finance receivables are either owned by the Company or are held in bankruptcy remote subsidiaries. Finance receivables held in bankruptcy remote subsidiaries result from several securitization transactions accounted for as financing transactions for which actual title to the assets have been transferred to FMARC and FMARC II. These finance receivables are restricted to provide credit enhancement as required under the terms of the Company's sales and securitizations of finance receivables. In two of the securitization transactions, finance receivables along with a cash deposit, were pledged as additional collateral as part of the spread account. As of December 31, 1998 and 1997, these excess spread account finance receivables are included in net finance receivables held in bankruptcy remote subsidiaries and totaled $5,886,000 and $10,706,000, respectively. Net finance receivables owned and held in bankruptcy remote subsidiaries consisted of the following at December 31, 1998 and 1997 (in thousands):


                                                            1998               1997
    Finance receivables - owned                           $ 1,030            $ 2,487
    Allowance for credit losses                              (417)            (1,379)
                                                          -------            -------
    Net finance receivables, owned                            613              1,108
                                                          -------            -------

    Finance receivables - held in bankruptcy
      remote subsidiaries                                  32,185             77,908
    Allowance for credit losses                            (6,021)           (10,910)
                                                          -------             -------
    Net finance receivables, held in bankruptcy
      remote subsidiaries                                  26,164             66,998
                                                          -------            -------
    Net finance receivables                               $26,777            $68,106
                                                          =======            =======



In 1996 and 1997 the Company completed several securitization transactions which resulted in the sale of finance receivables. As of December 31, 1998 and 1997, the outstanding balance of net finance receivables sold were $217.9 million and $463.4 million, respectively.

The finance receivables held in bankruptcy remote subsidiaries and finance receivables sold in securitizations (excluding the securitization completed in June of 1997) (collectively, "Serviced") were serviced through March 31, 1998 by the Company and thereafter by UDC. They have been included for purposes of delinquency and servicing disclosures which follow.

Finance receivables managed (owned or serviced) consisted of the following at December 31, 1998 and 1997 (in thousands):


                                                            1998               1997
    Total owned, net                                      $  1,030           $  2,487
    Total serviced, net                                    267,458            480,898

                                                          --------           --------
    Total managed, net                                    $268,488           $483,385
                                                          ========           ========

Delinquencies experienced by the Company in its managed finance receivables portfolio consisted of the following at December 31, 1998 and 1997 (in thousands):


                                                            1998               1997
    Net amount outstanding (managed)                      $268,488           $483,385
                                                          ========           ========
    Delinquencies
         31-60 days                                         16,678             36,413
         61+ days                                           14,360             18,242
                                                          --------           --------
         Total                                            $ 31,038           $ 54,655
                                                          ========           ========
    Total delinquencies as a percentage
       Of net finance receivables, managed                    11.6%              11.3%

FMAC has also been named as a defendant in certain suits alleging wrongful repossession of vehicles. FMAC has raised various defenses, including belated defenses arising from its Bankruptcy Case and expects any exposure in connection with such suits to be minimal.

NOTE 4 -- RESIDUALS IN FINANCE RECEIVABLES SOLD AND INVESTMENTS HELD IN TRUST

RESIDUALS IN FINANCE RECEIVABLES SOLD

During 1997, the Company sold $199.1 million of loans in three securitizations. The cash proceeds from the securitizations were $179.6 million, with a pretax loss of $6.5 million. The value of the residuals in finance receivables sold is included in computing the gain or loss on sale. The residuals represents the present value of the Company's interest in anticipated future cash flows of the underlying portfolio. The following are the key economic assumptions used in measuring the residual in finance receivables sold at the date of the securitization. There were no securitizations completed in 1998.


                                                                      1997
                                                          ---------------------------
    Quarter completed                                        Q1                  Q2
                                                          --------           --------
    Prepayment rate (annual)                                    10%                10%

    Expected lifetime credit losses (in thousands)         $20,222           $ 11,302

    Residual cash flows discounted at (annual)                  16%                16%

Residuals in finance receivables sold consisted of the following at December 31, 1998 and 1997 (in thousands):

                                                            1998                1997
                                                          --------           --------
    Interest-only strips                                  $     --           $    196

    Retained asset-backed securities (B certificates)        6,405             16,244
                                                          --------           --------

    Total residuals in finance receivables sold           $  6,405           $ 16,440
                                                          ========           ========


The residuals in finance receivables sold were calculated at December 31, 1998 and 1997 (in thousands) as follows:

                                                            1998                1997
                                                          --------           --------


    Estimated future net cash flows before estimated
         credit losses                                    $ 37,520           $ 73,884

    Allowance for estimated credit losses                  (29,815)           (53,734)
                                                          --------           --------
    Estimated future net cash flows                          7,705             20,150
    Discount to present value                               (1,300)            (3,710)
                                                          --------           --------
    Total residuals in finance receivables sold           $  6,405           $ 16,440

                                                          ========            ========

Activity in the residuals in finance receivables sold consisted of the following for the years ended December 31, 1998 and 1997 (in thousands):

                                                            1998                1997
                                                          --------           --------
    Balance, beginning of year                            $ 16,440           $  6,868

        Additions                                               --             13,689

        Principal payments received on B Certificates
             transferred to Investments Held in Trust       (2,635)            (4,117)




        Impairment of B Certificates                        (7,400)                --
                                                          --------           --------
    Balance, end of year                                  $  6,405           $ 16,440
                                                          ========           ========

The value of the residuals in finance receivables sold is determined using the key economic assumptions as of December 31, 1998 and 1997 indicated below:

                                                            1998              1997

    Prepayment rate (annual)                                16%                10%


    Residual cash flows discount rate (annual)              16%                16%


The following are the static pool losses (lifetime losses), which are calculated by summing the actual and projected cash losses for all pools of assets securitized (in thousands):


                                                             Loans Securitized In
                                                    ------------------------------------------
    Static Pool Losses as of:                        1995              1996             1997
                                                    ------------------------------------------

    December 31, 1998                               $13,378          $87,668          $57,018

    December 31, 1997                                12,285           83,691           55,474

INVESTMENTS HELD IN TRUST

In connection with its securitization transactions, the Company has been required to provide a credit enhancement to the investors. The Company made initial cash deposits ranging from 1.0% to 3.8% of the initial underlying finance receivables principal balance, of cash into an account held by the trustee (spread account) and pledged this cash to the trust to which the finance receivables were sold. Additional deposits are made from the residual cash flow (through the trustee) to the spread account as necessary to attain and maintain the spread account at a specified percentage, ranging from a minimum of 1.5% to a maximum of 6.25%, of the underlying finance receivables principal balance.

In the event that the cash flows generated by the finance receivables sold to the trust are insufficient to pay obligations of the trust, including principal or interest due to certificate holders or expenses of the trust, the trustee will draw funds from the spread account as necessary to pay the obligations of the trust.

The spread account must be maintained at a specified percentage of the principal balances of the finance receivables held by the trust, which can be increased in the event delinquencies or losses exceed specified levels. During the fourth quarter of 1996, the delinquency and net loss performance triggers were exceeded on various securitized pools which increased the required spread amounts to 11% of the underlying finance receivables principal balance. If the spread account exceeds the specified percentage, the trustee will release the excess cash to the Company from the pledged spread account. Except for releases in this manner, the cash in the spread account is restricted from use by the Company.

A financial guaranty insurance company (Insurer) has provided a financial guaranty insurance policy for the benefit of investors in each series of asset-backed securities issued by the trusts or special purpose financial subsidiaries of the Company. Certain agreements with the Insurer provide that if delinquency, default and net loss ratios in the pools of finance receivables supporting the asset-backed securities exceed certain amounts, the specified level of enhancement would be increased and in certain instances the Company (or at December 31, 1998, UDC) could be removed as servicer of the finance receivables.

Because the Company was not in compliance with certain provisions of its securitization agreements, certain of the required spread account balances were either uncapped or set at the discretion of the Insurer. As part of the Plan, the Insurer agreed to amend the required spread account amounts. The modified spread account agreements provide for distributions of cash held in the spread accounts to the Company to the extent that the aggregate cash in the spread accounts plus the remaining unpaid principal balance on all contracts on which obligors are current or less than 30 days past due (the "Aggregate Collateral"), exceeds 150% of all obligations due on the Insurer-backed indebtedness. The agreement also requires that at all times the Aggregate Collateral must exceed the Insurer-backed indebtedness by $15 million. As of December 31, 1998, the spread accounts for all securitizations total approximately $38.9 million.

At December 31, 1998 and 1997, investments held in trust consist of principal and interest payments on Class B certificates not released to the Company and principal and interest collections on finance receivables pledged as additional collateral on certain securitizations.

NOTE 5 -- PROPERTY AND EQUIPMENT

Property and equipment consisted of the following as of December 31, 1997 (in thousands):

                                                                 1997

    Computer equipment and capitalized software costs         $ 10,305
    Furniture and other equipment                                1,365
    Leasehold improvements                                         245
                                                              --------
    Total cost                                                  11,915
    Accumulated depreciation, amortization and impairment      (11,290)
                                                              --------
         Total                                                $    625
                                                              ========

Depreciation, amortization and impairment of property and equipment was $2,183,000 for 1997. See Note 1 which describes the impairment of property and equipment.

On March 31, 1998, in accordance with the Plan, the property and equipment was sold to UDC. Therefore, as of December 31, 1998 the Company no longer owns any property and equipment.

NOTE 6 - SECURED BORROWINGS

On June 9, 1997, the Company received approximately $1.7 million under a Working Capital Line of Credit. Borrowings under the Working Capital Line of Credit are secured by certain finance receivables and repossessed collateral of the Company and a second lien on the stock of FMARC II. The Working Capital Line of Credit bore interest at the one month LIBOR rate plus 2.0% (with a default margin of 5.0% over the one month LIBOR rate). In addition, the lender received a portion of the proceeds from the sale of repossessed collateral to the extent such monies exceed the related secured borrowing. As of December 31, 1998, the Working Capital Line of Credit has been paid in full and the Company is currently receiving cash distributions. The DIP Facility and its terms are described in Note 1.

Interest rate and borrowing information for Secured borrowings for the years ended December 31, 1998 and 1997 were as follows (dollars in thousands):

                                                            1998                1997


    Borrowings
     Year-end balances                                    $ 11,678           $ 10,872
     Weighted average contractual interest rate              10.00%             10.03%
     Interest expense                                     $  1,363           $  9,449
     Highest month - end borrowings                         15,905            103,549
     Average outstanding borrowings                         11,482             87,069
     Weighted average interest rates:
       Contractual                                          11.01%              9.99%
       Effective                                            11.87%             10.78%

NOTE 7 -- NOTES PAYABLE-SECURITIZED POOLS

On May 21, 1996, the Company completed a $125.9 million debt financing consisting of automobile receivable-backed notes, Series 1996-A. Of these notes, $85.0 million have a floating interest rate of 0.17% over the one-month LIBOR rate and the remaining $40.9 million have a fixed interest rate of 6.70%. The Series 1996-A notes were issued by First Merchants Auto Trust 1996-A ("1996-A Trust"), a trust formed specifically for purposes of the securitization structure. As the Company retained all of the ownership interests in the 1996-A Trust, the sale of the 1996-A notes is treated as a financing and the notes are included in the Company's consolidated financial statements. The balance of the notes outstanding as of December 31, 1998 was approximately $15.0 million.

On November 17, 1995, the Company completed a $75.1 million debt financing consisting of 6.20% automobile receivable-backed notes, Series 1995-A. The Series 1995-A notes were issued by FMARC, a wholly owned special purpose subsidiary of the Company. The balance of the notes outstanding at December 31, 1998 was approximately $5.4 million.

Principal and interest on the notes are payable monthly from collections and recoveries on the pools of finance receivables. Interest expense was $2,873,000 for 1998. Interest expense including amortization of debt issuance costs was $7,462,000 for 1997.

NOTE 8 - NEW DEBT AND SUBORDINATED DEBT

On November 1, 1996, the Company issued $51.8 million of the 1996 Notes in an underwritten public offering. Interest on the 1996 Notes was payable quarterly at an interest rate of 9.50%, until December 15, 2001. The interest rate was to reset at the Company's option on December 15, 2001 to a rate, and for a term of one, two, three or five years, determined by the Company and was to reset thereafter, at the Company's option, upon the date of expiration of each such new interest period prior to maturity on December 15, 2006. Holders of the 1996 Notes had the option to redeem all or any portion of the notes on December 15, 2001 or any subsequent interest reset date. Proceeds from the issuance of the 1996 Notes were used to repay borrowings under the Senior Revolving Credit Facility. Interest expense was $2,735,000 including amortization of underwriting discount and issuance costs in 1997. The indentures relating to the 1996 Notes required the Company to maintain specified financial ratios and to comply with other covenants.

On February 14, 1995, the Company received $13,530,000 from the sale of $14,375,000 of the 1995 Notes, in an underwritten public offering, including $1,875,000 from the exercise of the underwriters' over-allotment option and after deducting the underwriting discount and offering expenses. The proceeds were used to repay borrowings under the Senior Revolving Credit Facility. Interest on the 1995 Notes was payable quarterly, at an interest rate of 11% per annum until March 15, 2000. The interest rate was to reset, at the Company's option, on March 15, 2000 to a rate and for a term of one, two, three, or five years determined by the Company and was to reset thereafter, at the Company's option, upon the date of expiration of each such new interest period prior to maturity on March 15, 2005. Holders of the notes had the option to redeem all or any portion of the notes on March 15, 2000 or any subsequent interest reset date. Interest expense was $1,060,000, including amortization of underwriting discount and issuance costs in 1997. The indentures relating to the 1995 Notes required the Company to maintain specified financial ratios and to comply with other covenants.

Because of the accounting irregularities announced in April 1997, the Company was in technical default, subject to certain cure periods, of certain covenants pertaining to the 1995 Notes and the 1996 Notes. All quarterly interest payments were made through June 15, 1997. On June 30, 1997, the Company received a Notice of Default from the Trustee of the 1995 Notes and the 1996 Notes. On July 14, 1997, the Trustee was notified by the Company that it had filed a Chapter 11 Petition which constituted an Event of Default under the respective Indentures.

As part of the Plan, the Company issued the New Debt to the subordinated debt holders plus other trade and unsecured creditors, in the amount of $44 million with interest stated at 5.47% compounded quarterly from and after the Effective Date. The New Debt shall mature on February 28, 2003. Based on estimated cash flow projections, the Company believes there will not be sufficient funds to pay the full amount of the principal of the New Debt and any interest. As of December 31, 1998, management projects that future net cash flows available to pay principal of the New Debt will be approximately $29.2 million which includes management's estimate of future operating expenses of approximately $4.1 million. The estimated cash flows, however, do not include any potential proceeds which might arise from causes of action which the Company is pursuing. If interest had been accrued for 1998, the amount would have been approximately $1,830,000. The New Debt of the Company is allocated as follows:

New debt allocation by principal amount (in thousands):


                                                              Original
                                                                Issue
    Subordinated debt issued May 1995                          $ 8,118
    Subordinated debt issued November 1996                      32,096
    Trade and other unsecured creditors                          3,786
                                                               -------
                                                               $44,000
                                                               =======


NOTE 9 -- STOCKHOLDERS' EQUITY AND COMMON STOCK WARRANTS

GENERAL

According to the terms of the Plan, the Company's Common Stock was canceled and New Equity in the reorganized Company was issued to subordinated debt holders and unsecured and trade creditors as specified in Note 8. Dividends to the holders of the New Equity in the reorganized Company, if any, will occur only after repayment of the New Debt.

On April 1, 1998, UDC issued to the Company warrants to purchase 325,000 shares of UDC's Common Stock at any time through April 1, 2001 at a price of $20.00 per share (the "Warrants"), subject to a call feature by UDC if the closing market price of UDC's Common Stock equals or exceeds $28.50 per share for a period of 10 consecutive trading days. The Company's pre-confirmation common shareholders and members of the class action (see Note 1) will receive the benefit of 32,500 of these warrants and the remaining UDC warrants will be retained by the Company for the benefit of the New Debt holders. UDC also contributed to the Company all of its pre-confirmation shares of the Company's Common Stock in exchange for the assets constituting the servicing platform.

Upon confirmation, the value of the warrants was $625,000. As of December 31, 1998, based on a Black-Scholes valuation, the UDC warrants were adjusted to $116,000. The fair value of each warrant is estimated at year-end using the Black-Scholes option-pricing model, with the following assumptions for 1998 and 1997, respectively: divided rate of 0.0% for all years; risk-free interest rates of 4.5% and 5.5%; expected lives of 821 and 1,095 days; and price volatility of 70% and 56%.


STOCK OPTION ACTIVITY

The Company had adopted various equity based incentive plans that authorized the Company to award stock options and other stock related benefits to directors, officers and employees. The awards had various terms and conditions with respect to their exercise. The bankruptcy proceeding during 1997 made all the awards under these plans worthless. All stock options not exercised were canceled.

Stock option activity under these plans was as follows:


                                                                     1997
                                                          ---------------------------
                                                          Weighted           Weighted
                                                           Average            Average
                                                           Number             Option
                                                          of Shares            Price
    Options outstanding, beginning of
      year                                                 692,960           $  14.11
    Granted                                                292,050              14.37
    Exercised or repurchased                               (10,000)               .04
    Canceled
     Options effectively canceled
      due to bankruptcy                                   (975,010)                --

    Options outstanding, end of year                            --


The Company's stock was delisted from the NASDAQ Stock Markets National Market on June 30, 1997 and the options were effectively canceled due to bankruptcy. Therefore, disclosures for 1997 including pro forma income (loss) and per share amounts specified by SFAS 123, "Accounting for Stock-Based Compensation," are not presented.

NOTE 10 -- EMPLOYEE BENEFIT PLANS

The Company sponsored a discretionary contribution savings plan (the "401(k) Plan") covering substantially all employees, under Internal Revenue Code Section 401(k). Employees could elect to make a salary reduction contribution in any percentage permitted by the 401(k) Plan administrator up to a maximum of 15% of their compensation or up to the maximum amount permitted by tax law per calendar year. All participants were fully vested in their account balances and were able to direct the investment of their savings into several investment options. In July 1995, the Company began to match a portion of each participant's contribution. Company contributions vested over six years from the contribution date. Contribution expense was $172,000 in 1997. Effective March 15, 1998 the Company discontinued 401(k) Plan withholdings, and effective June 30, 1998, the 401(k) Plan was terminated.

NOTE 11 - LITIGATION

The Company and certain of its directors and former officers have been party to several litigations in federal court alleging that the Company published false consolidated financial statements and other misleading information in connection with the Irregularities in violation of securities laws. This litigation has been consolidated into a single class action amended complaint in the United States District Court for the Northern District of Illinois. The complaint in the consolidated class action alleges various purported causes of action under various securities and other laws on behalf of persons who purchased subordinated reset notes and/or common stock of the Company between September 23, 1994 and April 16, 1997, which class encompasses nearly all of the existing noteholders and some of the existing shareholders. The complaint names as defendants three former officers of the Company who were terminated in April 1997 for cause by the former board of directors of the Company, as well as the Company's former outside auditors and former members of the Company's audit committee. The Company and the class entered into a joint prosecution agreement which allows the Company to participate in any recovery or settlement received (net of the contingency fee paid to class counsel). The joint prosecution agreement provides certain directors and officers the benefits of a covenant not to attach their personal assets. None of the three officers terminated for cause, the former outside auditors nor the providers of directors and officer liability insurance were released. The Company is in the process of documenting a settlement of claims against its director and officer liability insurers and has filed a complaint alleging causes of action against its former auditor.

FMAC has also been named as a defendant in certain suits alleging wrongful repossession of vehicles. FMAC has raised various defenses, including belated defenses arising from its Bankruptcy Case and expects any exposure in connection with such suits to be minimal.

NOTE 12 -- INCOME TAXES

There was no income tax provision for the year ended December 31, 1998 and 1997. The income tax provision for 1998 computation below is based on the Net Change in the deficiency in net assets available in liquidation for 1998.


The income tax provision differs from the provision computed at the Federal statutory tax rate as follows (in thousands):


                                                                 1998                           1997
    Income tax at federal statutory
      rate                                                $(1,966)       34.0%            $(11,275)       34.0%
    State income tax, net of federal
      tax benefit                                            (231)        4.0%              (1,326)        4.0%
    Valuation for deferred tax asset                        2,197       (38.0%)             12,601       (38.0%)
                                                          -------      ------             --------      ------
    Total income tax provision (benefit)                  $    --           0%            $     --           0%
                                                          =======      ======             ========      ======

Temporary differences, which represent the difference between the amounts reported in the consolidated financial statements and the tax bases of assets and liabilities, result in deferred income taxes.

The Company's deferred income taxes consisted of the following at December 31, 1998 and 1997 (in thousands):


                                                            1998               1997
    Deferred tax assets:
    Accrued reorganization charges                           4,559              8,955
    Net operating loss carry forward                        31,466             30,527
    Allowance for credit losses                                 45              3,364
    Accrued compensation and other                             207                341
    Property and equipment                                      --              2,367
                                                          --------           --------

    Total deferred tax assets                               36,277             45,554
                                                          --------           --------

    Deferred tax liabilities:
    Gain on discharge of debt                                   --            (11,212)
    Accumulated depreciation                                    --               (262)
                                                          --------           --------
     Total deferred tax liabilities                             --            (11,474)
                                                          --------           --------

    Net potential deferred tax asset                        36,277             34,080

    Valuation allowance                                    (36,277)           (34,080)
                                                          --------           --------
    Net deferred tax asset liability                      $     --           $     --
                                                          ========           ========

As of December 31, 1998, the Company had a net operating loss carry forward of approximately $82,491,000. As a result of the confirmed Plan at March 31, 1998, the Company's net operating loss carry forwards was reduced by approximately $29,200,000 due to the cancellation of indebtedness of the Company upon its emergence from bankruptcy. In addition, the net operating loss carry forwards have been reduced by approximately $3,059,000 due to the application of Section 382 of the Internal Revenue Code for interest expense previously deducted relating to the portion of the debt forgiven. The Plan has been structured so that the Company would be able to utilize any net operating loss carry overs remaining after the reduction for debt forgiveness.

However, if an "ownership change" as defined under Internal Revenue Code Section 382 with respect to the reorganized Company occurs within the two-year period following the consummation of the Plan, any net operating losses and other pre-ownership change losses remaining after the "ownership change" will be eliminated. This result would cause the reorganized Company to owe federal income tax in excess of the amount otherwise payable absent such an "ownership change" and would severely limit the utilization of the net operating loss carryovers in the post reorganized period. The Plan prohibits the transfer of the Common Stock for a two-year period following the consummation of the Plan, although no ruling from the Internal Revenue Service will be sought to confirm that the Company had not undergone or will not undergo an "ownership change."

The income tax refunds receivable consists of both federal and state refunds for prior taxes paid. The federal tax refunds are pending completion of an IRS Audit and approval by the Joint Tax Committee of Congress. The amounts presented on the balance sheet represent management's estimate of net realizable value.

The deferred income taxes as of December 31, 1997, have been adjusted to reflect the results of the preliminary Internal Revenue Service audit findings.

NOTE 13 -- COMMITMENTS

The Company leased its former corporate office and service centers under noncancelable operating lease agreements with initial terms ranging from three to five years. These leases generally required the Company to reimburse the landlord for certain common area expenses, such as real estate taxes, utilities and maintenance; such expenses are included in rent expense. Charges to expense with respect to all operating leases totaled $174,000 and $1,371,000 in 1998 and 1997, respectively. These leases were rejected or assigned to UDC in connection with the bankruptcy case.

NOTE 14 - REORGANIZATION EXPENSES

As a result of the Chapter 11 Proceeding and the development and execution of the Plan, the Company incurred the following reorganization costs which are included in the 1997 statement of operations (in thousands):


Obligation due under Excess Collections Split
Agreement and Modified UDC Fee obligation (See Note 1)        $ 9,553
Impairment of property and equipment                            8,907
Provision for rejected executory contracts
 and real property leases                                       3,798
Employee retention program                                      3,131
Professional fees                                               3,076
Write-off of pre-petition debt issuance costs                   2,018
Loss on sale of finance receivables                             1,120
                                                              -------
Total reorganization expenses                                 $31,603
                                                              =======

In accordance with the Bankruptcy Code, the Company rejected certain pre-petition executory contracts and real property leases. Such lease rejections give rise to a right of a proof of claim for pre-petition rejection or other damages pursuant to the Bankruptcy Code and are included in provision for rejected executory contracts. These claims were included as part of the creditors for which the Company issued $44 million of debt in satisfaction of their allowed claims.

EMPLOYEE RETENTION PROGRAM

The Company obtained the Bankruptcy Court's approval to offer various bonuses to retain key personnel in its collection centers, headquarters and loan origination centers.

NOTE 15 -- CHANGE IN ESTIMATES

The value of certain assets and liabilities are based on estimates of future cash flows and other assumptions by management, and therefore, will change as actual cash flows occur and estimates change. Differences between actual cash flows and estimated cash flows and changes in assumptions can significantly affect these values. The following indicates the change in 1998 in the estimated value of certain assets and estimated obligations of certain liabilities from December 31, 1997 to December 31, 1998 (in thousands):

                                                                       Change in
                                                                         Value
                                                                  (Increase) Decrease
                                                                  -------------------
    Writedown of Residuals in Finance Receivables Sold                   (7,620)
    Increase in provision for credit losses                              (1,809)
    Decrease of obligations due under Secured Claim Recovery Amount       4,482
    Decrease of obligations due under Excess Collection Split
     Agreement & Modified UDC Fee                                         2,471
    Writedown of UDC Warrants                                              (509)
                                                                        -------

         Net decrease in assets and liabilities due
                to changes in estimates                                  (2,985)
                                                                        =======


NOTE 16 - RELATED PARTY TRANSACTIONS

UDC has been a party to the Company's Plan and previously owned common stock of the Company. Under the terms of the Plan, UDC contributed to the Company all of its shares of the Company's common stock and issued warrants of UDC to the Company for distribution in accordance with the Plan.

Since early 1996, ReeseMcMahon, L.L.C. ("ReeseMcMahon") has provided financial reporting and consulting services to the Company. In April 1998, Teresa McMahon and Sandra Reese, principals of ReeseMcMahon, were named President and Secretary of the Company, respectively. ReeseMcMahon is expected to provide ongoing financial reporting and consulting services to the Company. ReeseMcMahon was paid approximately $546,000 in consulting services for 1998 and at December 31, 1998 approximately $77,000 was due them and is included in Accounts Payable and Accrued Expenses Post-petition.

NOTE 17 -- SUBSEQUENT EVENTS

The Company was notified on January 11, 1999 by UDC of an occurrence of default under certain provisions relating to the DIP facility. The Company had received various tax refunds and "B" Piece distributions, some of which had not been remitted to UDC at the time of the notice.

Various extensions of the time to cure have been granted by UDC with the latest one being an open extension of time which is subject to a ten (10) day "call" by UDC. UDC has also made various advances from time to time to allow FMAC to pay post-confirmation operating expenses, while reserving UDC's rights as to the asserted default. FMAC has sent UDC monies received from the 1997 tax refunds and certain other monies and asserts that it has now fully cured the default. Currently, UDC and FMAC have agreed to terms in principal related to the default and UDC has agreed to provide the Company with additional borrowing capacity. The general terms agreed to are that the Company will pay a fee of $100,000 to UDC for the alleged default interest, late fees, and attorney fees, which is less than the approximately $500,000 originally sought by UDC for such items. UDC will provide a line of credit to the Company for $2.0 million. The line of credit will be secured by the Company's interest in the 82.5% distribution of the excess B Pieces. The Company will be able to borrow the $2.0 million in two tranches of $1.0 million each. The first tranche will have a fee of $150,000 and the second tranche will have a fee of $40,000. Interest on the line is to be at 10% per annum.

                                    SIGNATURE


         Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                          FIRST MERCHANTS ACCEPTANCE CORPORATION



                                          /s/ Teresa McMahon
                                          --------------------------------------
                                          Teresa McMahon
Dated: March 31, 1999                     President